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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*


                       ARABIAN SHIELD DEVELOPMENT COMPANY
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         COMMON STOCK $ 0.10 PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  038465 10 0
                     -----------------------------------
                                (CUSIP Number)





           FAL HOLDINGS ARABIA CO. LTD., P.O. BOX 4900, RIYADH 11412,
           KINGDOM OF SAUDI ARABIA. TEL: (966) 1-4192990
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)

                               DECEMBER 31, 1999
                      -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this Statement. (A fee is not required only if the Reporting Person: (1) has a previous statement on file reporting beneficial ownership of more than five percent (5%) of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent (5%) of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  038465 10 0                                        PAGE  1 OF 3 PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

       FAHAD MOHAMMED SALEH AL ATHEL
       P.O. BOX 4900, RIYADH 11412, KINGDOM OF SAUDI ARABIA.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

       NOT APPLICABLE                                                    (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                 P F
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)
                                                                            [ ]
       NOT APPLICABLE

--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

       KINGDOM OF SAUDI ARABIA.
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                  3,370,000 + OPTION ON 445,000

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                     NONE
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                  3,370,000 + OPTION ON 445,000

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                     NONE
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,370,000 + OPTION ON 445,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)

        NOT APPLICABLE                                                      [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.7% + OPTION ON 1.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

       I N
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDES BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
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                                                               Page 2 of 3 pages


                                  SCHEDULE 13D


                              GENERAL INSTRUCTIONS


Item 1       SECURITY AND ISSUER

               Common Stock: $0.10 par value
               Arabian Shield Development Company
               Suite 175, 10830 North Central Expressway
               Dallas, Texas 75231


Item 2       IDENTITY AND BACKGROUND

              (a)  Fahad Mohammed Saleh Al Athel
              (b)  P.O. Box 4900, Riyadh 11412, Kingdom of Saudi Arabia
              (c)  Businessman
              (d)  Not applicable
              (e)  Not applicable
              (f)  Kingdom of Saudi Arabia

Item 3       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

              Personal Funds


Item 4       PURPOSE OF TRANSACTION

              Not Applicable



Item 5.      INTEREST IN SECURITIES OF THE ISSUER


              (a)  Fahad Mohammed Saleh Al Athel   3,370,000 shares of common
                                                             stock (15.7%)


                   Fahad Mohammed Saleh Al Athel     445,000 option on shares
                                                             of common stock
                                                             at $ 1.00 per share
                                                             (1.8%)

              (b)  Fahad Mohammed Saleh Al Athel -  Sole power to vote and dispose 3,370,000 shares

              (c)  Not applicable

              (d)  Not applicable

              (e)  Not applicable
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                                                              Pages 3 of 3 pages


Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                   Not applicable


Item 7.          MATERIAL TO BE FILED AS EXHIBITS.

                   Not applicable


SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




          March 7, 2000                        /s/ FAHAD MOHAMMED SALEH AL ATHEL
      --------------------                     ---------------------------------
           Dated                                         Signature
                                                   Fahad Mohammed Saleh Al Athel